Exhibit 99.3

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

Contact:        FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

Brink’s Announces $250 Million Share Repurchase Authorization

RICHMOND, Va., February 6, 2020 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced that its board of directors authorized a $250 million share repurchase authorization that expires on December 31, 2021. The authorization replaces the company’s previous share repurchase program, which expired December 31, 2019. Under the previous program, Brink’s repurchased 1.3 million shares of its common stock for approximately $94 million, or an average cost of $69.35 per share.

The timing and volume of share repurchases may be executed at the discretion of management on an opportunistic basis, or pursuant to trading plans or other arrangements. Any share repurchase under this program may be made in the open market, in privately negotiated transactions, or otherwise. The share repurchase program may be suspended or discontinued at any time.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 41 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

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